EXHIBIT 99.1

Digital Fusion Releases First Quarter 2005 Results

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--May 5, 2005--Digital Fusion, Inc. (OTCBB:DIGF), an information technology ("IT") and engineering services provider today announced financial results for the first quarter ended March 31, 2005.

    First Quarter 2005 Highlights

    --  Revenue $4.4 million

    --  Net income $93,000

    --  Earnings per share $0.01

    -- Earnings before interest, taxes, depreciation and amortization (EBITDA) $280,000

    --  Completed Summit Research acquisition

    Financial Comparisons

    For the quarter ended March 31, 2005, revenues were approximately $4.4 million versus approximately $1.5 million for the same quarter in the previous year. The increase in revenues during the first quarter 2005 compared to the same period last year was primarily due to the acquisition of Summit Research and growth in engineering services. Net income for the quarter ended March 31, 2005 was approximately $93,000 compared to a net loss of approximately $90,000 for the same quarter in the previous year. Diluted earnings per share for the quarter ended March 31, 2005 were $0.01 compared to a diluted loss per share of $0.01 for the previous year.

    Business Discussion

    On January 3, 2005 Digital Fusion completed the acquisition of Summit Research Corporation, a privately held federal services company headquartered in Huntsville, Alabama. Summit's market focus is technical support services for the US Army Aviation and Missile Command, Redstone Arsenal, AL. Summit has technical expertise in various engineering disciplines including modeling & simulation, hardware-in-the-loop testing, mechanical design & prototype fabrication, information technology and information management systems, program analysis, and associated technology transfer into production automation processes.
    Services revenues increased approximately $2.1 million in the first quarter of 2005 compared to the fourth quarter of 2004 primarily due to the acquisition of Summit Research and growth in engineering services.
    Revenue from product sales through the company's General Services Administration (GSA) schedule for the quarter ended March 31, 2005 increased $229,000 to $437,000 compared to the fourth quarter of 2004. The company sells help desk management software and application security software to federal Information Technology buyers.

    Management Comments

    "We are extremely pleased with our financial performance this quarter and look for continued improvement throughout the year," said Roy Crippen, Chairman and chief executive officer. "The integration between Summit and Digital Fusion went very smoothly and was completed with no loss of employees or customers. I want to thank Mike Wicks and the entire Summit team for their positive contributions in the successful integration of Summit into Digital Fusion"
    "We have a healthy backlog of business as well as a strong pipeline of potential new business," said Gary Ryan, president. "We saw steady improvement each month of the first quarter and I fully expect this positive trend to continue."

    About Digital Fusion

    Digital Fusion is an information technology and engineering services company that helps its customers make the most of technology to meet their business needs. Digital Fusion's IT Services provides solutions to both government and commercial customers, focused in the following areas: Business Process Automation, Application Development and Data Management, Application Security, Web Portals and Digital Dashboards, System Integration and IT Support. Digital Fusion's Engineering Services support a variety of customers with state-of-the-art solutions that include: Computational Aerodynamics/CFD; Optical Systems Design, Development and Test; Thermo/Structural Dynamics; Modeling and Simulations; Hardware-in-the-Loop Testing; Program Analysis; and Ground/Flight Planning, Execution, and Data Analysis. Based in Huntsville AL, Digital Fusion also has offices in Washington D.C., Orlando, and New Jersey. For additional information about Digital Fusion visit http://www.digitalfusion.com.
    Forward-Looking Statements. All statements other than statements of historical fact included in this release are forward-looking statements. When used in this release, words such as "project", "anticipate," "believe," "estimate," "expect," "plan", "intend" and similar expressions, as they relate to the Company or its management, as well as assumptions made by and information currently available to the Company's management, identify forward-looking statements. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors including, but not limited to: the effect of business and economic conditions; the impact of competitive products and pricing; capacity and supply constraints or difficulties, the Company's dependence on continued funding of U.S. government programs; contract procurement and termination risks; competitive factors such as pricing pressures and/or competition to hire and retain employees, and material changes in laws or regulations applicable to the Company businesses. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.

                         DIGITAL FUSION, INC.
                 Condensed Consolidated Balance Sheets
                   (in thousands, except share data)


                                              March 31,   December 31,
                                                 2005         2004
                                               unaudited
                                             ------------ ------------
ASSETS
Current Assets
   Cash and cash equivalents                          $1         $252
   Accounts receivable
    (net of allowance for doubtful accounts)       4,445        1,050
   Unbilled revenue and other current assets         313           27

                                             ------------ ------------
         Total Current Assets                      4,759        1,329

   Property and equipment, net                       507          417
   Prepaid acquisition costs and acquisition
    deposit                                                       285
   Intangible assets, net                          7,869        3,347
   Other assets                                       22           13
                                             ------------ ------------
         TOTAL ASSETS                            $13,157       $5,391
                                             ============ ============

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts payable                               $1,082         $609
   Accrued compensation and related expenses         536           97
   Deferred revenue                                  118           21
   Current maturities of long-term debt            1,316          647
   Other current liabilities                         275          266
                                             ------------ ------------
         Total Current Liabilities                 3,327        1,640

   Long-term debt, less current maturities         4,365           81
   Pension obligation                                302          302

                                             ------------ ------------
         Total Liabilities                         7,994        2,023
                                             ------------ ------------

Stockholders' Equity

   Preferred Stock, $.01 par value,
    authorized 1,000,000 shares, no shares
    issued and outstanding                             -            -
   Common Stock, $.01 par value; authorized
    16,000,000 shares, 10,800,548 and
    9,721,244 shares issued and outstanding
    at March 31, 2005 and December 31, 2004,
    respectively                                     108           97
   Additional paid in capital                     43,741       42,050
   Accumulated deficit                           (38,686)     (38,779)

                                             ------------ ------------
         Total Stockholders' Equity                5,163        3,368

                                             ------------ ------------
         TOTAL LIABILITIES AND STOCKHOLDERS'
          EQUITY                                 $13,157       $5,391
                                             ============ ============

                         DIGITAL FUSION, INC.
            Condensed Consolidated Statements of Operations
          For the three months ended March 31, 2005 and 2004
                       (unaudited, in thousands)

                                                  2005         2004
                                              ----------  ------------
Revenues
   Services and fees                         $    3,495  $      1,268
   Reimbursed costs                                 509            13
   Product                                          437           205
                                              ----------  ------------
         Total Revenues                           4,441         1,486
                                              ----------  ------------
Cost of services and goods sold
   Services                                       2,663           930
   Reimbursed costs                                 476            13
   Product                                          422           189
                                              ----------  ------------
         Total cost of services and goods
          sold                                    3,561         1,132
                                              ----------  ------------
         Gross profit (loss)                        880           354
Selling, general and administrative                 638           410
                                              ----------  ------------
         Operating income (loss)                    242           (56)
                                              ----------  ------------
Other expenses:
   Interest expense                                  47            34
   Amortization of discount on debt and
    intrinsic value of convertible debt             102             -
                                              ----------  ------------
         Total other expenses                       149            34
                                              ----------  ------------
         Net income (loss) before income
          taxes                                      93           (90)
Income tax benefit                                    -             -
                                              ----------  ------------
         Net income (loss)                   $       93  $        (90)
                                              ==========  ============

Basic earnings (loss) per share              $     0.01  $      (0.01)
                                              ==========  ============
Basic weighted average common shares
 outstanding                                     10,446         7,168
                                              ==========  ============

Dilute earnings (loss) per share             $     0.01  $      (0.01)
                                              ==========  ============
Diluted weighted average common shares
 outstanding                                     12,758         7,168
                                              ==========  ============

       Earnings before interest, income taxes, depreciation, and
                         amortization (EBITDA)

                       (unaudited in thousands)

EBITDA is not a measure of financial performance under United
States generally accepted accounting principles ("US GAAP") and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity. Management believes EBITDA provides additional, useful information regarding Digital Fusion's ability to meet our debt service, capital expenditure and working capital requirements. EBITDA is a traditional measure of a business' ability to generate cash flows irrespective of financing costs and is presented as a supplemental financial measurement in the evaluation of our business.

                                                      For the three
                                                       months ended
                                                         March 31,
                                                    ------------------
                                                      2005       2004
                                                    ---------  -------

Net income (loss)                                  $      93  $   (90)
Interest expense                                          47       34
Income tax expense                                         -        -
Depreciation                                              38        8
Amortization of discount on debt and
 intrinsic value of convertible debt                     102        -
                                                    ---------  -------

EBITDA                                             $     280  $   (48)
                                                    =========  =======

    CONTACT: Digital Fusion, Inc., Huntsville
             Roy E. Crippen, 256-837-2620
             rcrippen@digitalfusion.com